                                                                    EXHIBIT 10.9


                         TRADEMARK SUBLICENSE AGREEMENT

                 AGREEMENT made this 4th day of September, 1997, by and between BORDEN FOODS CORPORATION, a Delaware corporation ("Sublicensor"), and
SOUTHERN FOODS GROUP, L.P., a Delaware limited partnership ("Sublicensee").

                             W I T N E S S E T H :

                 WHEREAS, Sublicensor is the licensee of the EAGLE brand trademarks used in connection with ice cream, and BDS Four Inc., a Delaware corporation, composed of T.M.I. Associates, L.P., a Delaware limited partnership ("Owner"), has obtained United States federal trademark registrations therefor; and

                 WHEREAS, Sublicensee desires that Sublicensee and its permitted assignees and sublicensees be allowed to process, sell and distribute ice cream under the EAGLE BRAND trademark and certain related designs of Sublicensor and seeks to have Sublicensor grant it the right to do so, all on the terms and conditions hereinafter set out.

                 NOW, THEREFORE, the parties agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

                 Section 1.1 The following terms shall have the meanings set forth below:

                 "Licensed Trademarks" shall mean (i) the trademarks listed and described in Appendix A, attached hereto, including the United States federal trademark registrations and applications therefor and all common law rights in such trademarks and any trade dress or label designs associated with such trademarks, and (ii) any such other marks and trade dress or label designs as the parties may agree in writing to add to Appendix A during the Term.

                 "Products" shall mean ice cream and any other product that the parties agree in the future shall bear a Licensed Trademark.

                 "Term" shall have the meaning set forth in Article IX, Section 9.1.

                 "Territory" shall mean the United States.

                 "United States" shall mean only the 50 states comprising the United States of America, and the District of Columbia, excluding without limitation any U.S. possessions and territories.

                                   ARTICLE II

                                GRANT OF LICENSE

                 Section 2.1. (a) Subject to the terms and conditions herein, Sublicensor hereby grants to Sublicensee during the Term of this Agreement an exclusive license to use the Licensed Trademarks solely on or in connection with the Products in the Territory.

                 (b) This license is being entered into in connection with the Stock Purchase and Merger Agreement dated as of May 22, 1997, among Mid-America Dairymen, Inc., Borden, Inc., BDH Two, Inc. and Borden/Meadow Gold Dairies Holdings, Inc. (the "Acquisition Agreement"), and the consummation by Mid-America Dairymen, Inc., which is an affiliate of Sublicensee, will be



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treated as consideration for the license granted under Section 2.1(a).  No other consideration shall be payable as consideration for the license granted hereunder.

                 Section 2.2. Subject to the terms and conditions herein, Sublicensee may use the Licensed Trademarks on Product containers, labels, packaging and shipping cases and on delivery vehicles and in any other way suitable to promote or advertise the Licensed Trademarks and the Products.

                 Section 2.3. Other than as expressly stated herein, Sublicensee shall have no other right to use or interest in the Licensed Trademarks. Specifically, Sublicensee may not use any of the Licensed Trademarks in its trade name or as its business name or in connection with any products, goods or services of any kind or nature whatsoever, whether or not the same as or similar to the Products, other than the Products. Notwithstanding the foregoing, upon termination of this Agreement, Sublicensee shall have the right to use any pre-existing materials bearing the Licensed Trademarks for a transitional phase-out period of 120 days, after which all use of such materials must cease. Nothing contained in this Article or any other provision of this Agreement shall restrict Sublicensor from the sale of other products different from the Products bearing the Licensed Trademarks anywhere in the world.

                                  ARTICLE III

                            OWNERSHIP OF TRADEMARKS

                 Section 3.1. Sublicensee acknowledges and agrees that Sublicensee will not gain any ownership interest in the Licensed





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Trademarks under any circumstances.  Sublicensee agrees not to directly or indirectly question, attack, contest, or in any other manner impugn the validity of the Licensed Trademarks, nor shall Sublicensee willingly become an adverse party to Sublicensor or Owner in litigation contesting the Sublicensor's or Owner's rights in and to the Licensed Trademarks.

                 Section 3.2. Sublicensee recognizes the value of the goodwill associated with the Licensed Trademarks and acknowledges that the Licensed Trademarks have acquired secondary meaning. Sublicensee shall be deemed a "related company" under the U.S. Lanham Act, such that any use of the Licensed Trademarks by Sublicensee, and any goodwill generated thereby, shall inure to the sole benefit of Sublicensor and/or Owner. Sublicensee shall not take any action that could be detrimental to the Licensed Trademarks or the goodwill associated with the Licensed Trademarks, Sublicensor or Owner.

                                   ARTICLE IV

                                  FORM OF USE

                 Section 4.1. Sublicensee hereby acknowledges and agrees that its use of the Licensed Trademarks shall be subject at all times during the Term to the reasonable control of Sublicensor in order for Sublicensor to maintain the consistent standard of quality associated with the Licensed Trademarks. Sublicensee will preserve the good appearance of the Licensed Trademarks wherever and whenever they are used and shall not use any Licensed Trademark in a manner which is likely to derogate





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
from the integrity, distinctiveness, goodwill, value or strength of such Licensed Trademark.

                 Section 4.2. From time to time, Sublicensor may determine that a previously published use of the Licensed Trademarks by Sublicensee may threaten the value of the Licensed Trademarks, or is otherwise inconsistent with Sublicensor's quality standards. Upon written notice from Sublicensor, Sublicensee shall implement Sublicensor's directions regarding the proper use of the Licensed Trademarks as promptly as practicable using its best efforts and, in any event, within thirty (30) days.

                 Section 4.3. Except as required by law, Sublicensee agrees not to use the Licensed Trademarks in connection or combination with any other third-party trademarks, names or logotypes, without Sublicensor's prior written approval, such approval not to be withheld unreasonably. Sublicensee shall at no time adopt or use any variation of the Licensed Trademarks or any word or marks confusingly similar thereto without Sublicensor's prior written approval.

                 Section 4.4. Sublicensee shall not take any action to cause an abandonment or forfeiture of any of Sublicensor's or Owner's rights in the Licensed Trademarks and shall not take any action to cancel any registration in the Territory of any Licensed Trademark in the name of Sublicensor or Owner or to interfere with any renewal of any such registration. Sublicensee shall reasonably cooperate with and shall not oppose any application by or on behalf of Sublicensor or Owner to register





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or renew any registration of any Licensed Trademark in the Territory.

                                   ARTICLE V

                                QUALITY CONTROL

                 Section 5.1. Sublicensee agrees that all Products bearing a Licensed Trademark pursuant to the Agreement shall be of a high standard and of such quality as to protect and enhance the Licensed Trademarks and the goodwill and value pertaining thereto and shall meet Sublicensee's quality standards. Sublicensee and its Manufacturing Agents (as defined in Section 5.5 below) shall manufacture, sell, distribute and promote the Products in accordance with all applicable federal, state and local laws.

                 Section 5.2. In order to assure that Sublicensee meets Sublicensor's quality standards and specifications, once each quarter of the Term and/or for good cause shown, Sublicensee shall submit comprehensive affidavits that meet with Sublicensor's reasonable approval from all of Sublicensee's quality control department managers responsible for the quality standards of the Products produced by that part of Sublicensee's or its Manufacturing Agents' business for which they are responsible, attesting under oath that Sublicensor's quality standards and Product specifications have been fully complied with during the prior quarter, also submitting representative Product samples, if any, and listing the number of customer complaints relating to Product quality during that quarter and a





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summary of the actions taken by Sublicensee in response to such complaints.

                 Section 5.3. Sublicensor reserves the right periodically to conduct quality control inspections, upon reasonable notice and during normal business hours, at Sublicensee's plants to determine if the Sublicensee's standards are being complied with.

                 Section 5.4. In the event that Sublicensor or its agents shall determine that any Products sold or distributed by Sublicensee and/or its Manufacturing Agents bearing or using Licensed Trademarks do not conform to Sublicensee's standards, and/or otherwise violate the provisions of this
Article V, Sublicensee agrees, at its expense, to take such action as Sublicensor directs in writing, including, but not limited to, withdrawal and/or recall of such Products from the market and to refrain and cause its Manufacturing Agents to refrain from further sale and/or distribution of such Products under the Licensed Trademarks unless and until Sublicensee and/or its Manufacturing Agents have demonstrated to the reasonable satisfaction of Sublicensor that said Products conform to said standards and/or the provisions of the Article V, as the case may be.

                 Section 5.5. If Sublicensee enters into co-packing agreements with suppliers or any other arrangement with respect to the processing or packaging of final Products by any person who is not a subsidiary of Sublicensee, who will process or package final Products for the Sublicensee, for sale in the





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Territory ("Manufacturing Agents"), Sublicensee must submit such co-packing agreements in draft form to Sublicensor or an individual designated by Sublicensor ("Sublicensor's License Coordinator") for prior approval to ensure they include trademark protection and quality control provisions that safeguard the rights of both the Sublicensor and Sublicensee under this Agreement. Sublicensor agrees that such prior approval shall not be withheld or delayed unreasonably, and that Sublicensor shall respond promptly to any request for approval. If Sublicensor fails to respond to such request within thirty (30) days, Sublicensor's approval shall be deemed given.

                 Section 5.6. On a quarterly basis, Sublicensee shall review with Sublicensor's License Coordinator and obtain prior approval for, all advertising, promotional and point-of-purchase materials published or distributed by Sublicensee in connection with Products bearing Licensed Trademarks. Sublicensor agrees that such prior approval shall not be withheld or delayed unreasonably, and that Sublicensor shall respond promptly to any request for approval. If Sublicensor fails to respond to such request within thirty (30) days, Sublicensor's approval shall be deemed given.

                 Section 5.7. If Sublicensee desires to adopt new cartons or packaging bearing the Licensed Trademarks, which package designs or trade dress are different from those presently used by Sublicensor, Sublicensee shall submit to Sublicensor's License Coordinator at least one (1) representative sample of each such new carton and packaging material and may not use any





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such materials in connection with the Licensed Trademarks without Sublicensor's prior written approval. Sublicensor agrees that such prior approval shall not be withheld or delayed unreasonably, and that Sublicensor shall respond promptly to any request for approval. If Sublicensor fails to respond to such request within thirty (30) days, Sublicensor's approval shall be deemed given.

                                   ARTICLE VI

                   REPRESENTATIONS, WARRANTIES AND COVENANTS

                 Section 6.1. SUBLICENSEE ACKNOWLEDGES THAT SUBLICENSOR MAKES NO REPRESENTATION OR WARRANTY WHATSOEVER AS TO OWNERSHIP OR VALUE OF THE LICENSED MARKS. THE LICENSED MARKS ARE HEREBY LICENSED TO SUBLICENSEE ON AN "AS IS" BASIS, AND SUBLICENSEE SHALL BEAR THE ECONOMIC AND LEGAL RISK THAT SUBLICENSOR'S RIGHT TO USE THE LICENSED MARKS SHALL BE OTHER THAN GOOD AND MARKETABLE AND FREE FROM ENCUMBRANCES AND THAT THE LICENSED MARKS SHALL BE VALID AND FREE FROM CONFLICT IN THE TERRITORY.

                 Section 6.2. Sublicensor represents that during the Term, it will not license any other party to use the Licensed Trademarks on the Products in the Territory and will not itself sell Products identified by the Licensed Trademarks in the Territory. Nothing herein shall restrict Sublicensor's right or ability to sell (or license others to sell) goods or services other than the Products identified by the Licensed Trademarks or similar marks anywhere in the world.

                 Section 6.3 Sublicensor shall take all steps necessary to insure the continued registration of, including, but not





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limited to, filing all timely renewals of registrations for the Licensed
Trademarks.

                 Section 6.4. Sublicensee shall cooperate with Sublicensor in the protection of the Licensed Trademarks and in connection therewith shall:

                 (a) promptly inform Sublicensor of any third-party use of any Licensed Trademarks or any infringement or encroachment upon or any misuse whatsoever of any Licensed Trademarks which comes to Sublicensee's attention; and

                 (b) promptly inform Sublicensor of any claim against Sublicensee that the use of any Licensed Trademark infringes the rights of others or of the institution of any proceeding against Sublicensee predicated upon any such claimed infringement.

                 Section 6.5. Without limiting the effect of Section 3.1 hereof, Sublicensor and Sublicensee shall both have the right to take action in respect of any Products bearing the Licensed Trademarks for any alleged infringements of, or other impairments to, such Products. The party taking any such action shall bear all expenses, have complete control over, and recover all proceeds, settlements and damages with respect to the action. Notwithstanding the foregoing sentence, the other party retains the right to join such action and share evenly all expenses, control, proceeds, settlements and damages with respect thereto, if such other party joins such action within a reasonable time period following its commencement.





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                                  ARTICLE VII

                         INDEMNIFICATION AND INSURANCE

                 Section 7.1. Sublicensor will hold Sublicensee harmless from and against all suits, claims or actions by third parties against Sublicensee alleging trademark infringement arising from Sublicensee's authorized use of any of the Licensed Trademarks; provided that Sublicensee gives Sublicensor prompt written notice of such suit, claim or action and cooperates fully with Sublicensor in defending the same.

                 Section 7.2. Sublicensee hereby indemnifies and undertakes to defend and hold Sublicensor harmless from and against any and all claims, suits, losses, damages, fines, penalties, and/or expenses, including, but not limited to, attorneys' fees, arising out of or based upon:

                 (a) Sublicensee's or its Manufacturing Agents' processing, distribution or sale of Products bearing a Licensed Trademark; or

                 (b) any breach by Sublicensee or its Manufacturing Agents of their obligations hereunder; or

                 (c) any proceeding brought by any person, governmental agency or consumer group in connection with the Products processed, sold or distributed by Sublicensee or its Manufacturing Agents bearing or using a Licensed Trademark; or

                 (d) any violations of any applicable law or regulation or civil claims relating to the manufacture, processing, sale, distribution, promotion or advertising of Products bearing or using a Licensed Trademark unless attributable to Sublicensor's





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breach of its obligations under this Agreement.  Sublicensor may participate in the defense of any such litigation.

                 Section 7.3. Sublicensee shall be solely responsible for the acts and omissions of those with whom it or its Manufacturing Agents contract for any aspect of the processing, distribution or sale of Products bearing or using a Licensed Trademark.

                 Section 7.4. In order to assure its ability to discharge its obligations to Sublicensor, Sublicensee agrees that it will maintain throughout the Term at its expense, comprehensive general liability insurance, including product liability insurance and contractual liability coverage specifically endorsed to cover the indemnity provisions in this Agreement, from a carrier satisfactory to Sublicensor, in a minimum amount of Five Million Dollars ($5,000,000) combined single limit for each single occurrence, for bodily injury and property damage, which shall designate Sublicensor as an additional insured therein. The policy shall provide for thirty (30) days prior written notice to Sublicensor from the insurer in the event of any material modification, cancellation or termination. Sublicensee shall deliver certificates of such insurance coverage to Sublicensor prior to the sale and/or distribution of any Products bearing a Licensed Trademark.





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                                  ARTICLE VIII

                                  RELATIONSHIP

                 Section 8.1. The relationship between Sublicensor and the Sublicensee is that of licensor and licensee; the Sublicensee, its contractors, agents and employees shall under no circumstances be deemed agents, franchisees, representatives, employees or partners of Sublicensor.

                                   ARTICLE IX

                              TERM AND TERMINATION

                 Section 9.1. Subject to the provisions of Sections 9.2 hereof, the term of this Agreement (the "Term") shall be a period of one (1) year from the date hereof .

                 Section 9.2. Sublicensor shall have the right to cancel and terminate this Agreement immediately by written notice to Sublicensee upon the occurrence of any one (1) or more of the following events:

                 (a) Sublicensee fails to deliver to Sublicensor or to maintain in full force and effect the insurance referred to in Section 7.4; or

                 (b) Except as provided in 9.3(c), Sublicensee or its Manufacturing Agents fail to commence and diligently pursue the cure of any breach by them of a material provision of this Agreement within ten (10) days of receipt of Sublicensor's written notice of such breach or to effect such cure within twenty (20) days of receipt of such written notice; or

                 (c) The failure or refusal of Sublicensee or its Manufacturing Agents:





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                    (i)   to, within ten (10) days of receipt of Sublicensor's
         reasonable written instructions issued regarding the quality standards of the Licensed Trademarks and Products, respond to such instructions and commence a diligent attempt at cure, or to effect such cure within twenty (20) days of receipt of such instructions; or

                    (ii) to perform, or comply with, any provision contained in Article V which failure results in the production for sale of Products that are unsafe or unfit for human consumption; or

                 (d) The insolvency of Sublicensee; an assignment by Sublicensee for the benefit of creditors; the failure of Sublicensee to obtain the dismissal of any involuntary bankruptcy or reorganization petition filed against it within sixty (60) days from the date of such filing; the failure of Sublicensee to vacate the appointment of a receiver for all or any part of its business within sixty (60) days from the date of such appointment; or the dissolution of Sublicensee; or

                 (e) An involuntary recall of Products bearing the Licensed Trademarks for reasons directly or indirectly related to the safety of such Products and attributable to the negligence or intentional wrongdoing of Sublicensee or its Manufacturing Agents; provided that Sublicensor determines in its reasonable judgment that such event has had or is reasonably likely to have a material adverse effect on the integrity, goodwill, value or strength of any of the Licensed Trademarks; provided, further, that Sublicensor may terminate this license under this Section





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9.3(e) without regard to the immediately preceding proviso upon or after the third occurrence within any 12-month period of an event referred to in this
Section 9.3(e).

                 Section 9.3. In the event that this Agreement is terminated or expires, Sublicensee shall, and shall cause its Manufacturing Agents to, immediately cease all use of the Licensed Trademarks, provided that Sublicensee may dispose of inventory on hand of Products in the ordinary course of business, which shall be no longer than 120 days, if Sublicensee complies with its obligations under this Agreement. Upon the request of Sublicensor, Sublicensee will immediately remove or obliterate any Licensed Trademark from all signs, billboards, vehicles and from each and every other place and medium in which they appear and destroy or surrender to Sublicensor all other materials of whatever nature which bear or refer in any way to the Licensed Trademarks.

                 Section 9.4. Sublicensee hereby acknowledges and agrees that in the event it breaches or otherwise defaults under Articles IV, V or X of this Agreement, Sublicensor shall suffer immediate and irreparable harm for which there is not an adequate remedy at law. Sublicensee agrees that Sublicensor shall be entitled to equitable relief by way of injunction, in addition to any other remedy available at law or in equity.





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                                   ARTICLE X

                          ASSIGNMENTS AND SUBLICENSES

                 Section 10.1. This Agreement shall not be assigned by Sublicensee, in whole or in part, without the prior written consent of Sublicensor.

                 Section 10.2. The license granted under Article II, Section 2.1(a) of this Agreement shall not be sublicensed by Sublicensee, in whole or in part, without the prior written consent of Sublicensor, which consent shall not be unreasonably withheld. In no event shall any sublicense under this section relieve Sublicensee of any of its obligations under this Agreement.

                                   ARTICLE XI

                                     NOTICE

                 All notices pursuant to this Agreement shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, return receipt requested, as follows:

If to Sublicensee:                Pat Ford
                                  Southern Foods Group, L.P.
                                  3114 South Haskell
                                  Dallas, Texas 75223

With copies thereof to:           Anthony R. Ward, President and
                                  Chief Executive Officer
                                  Borden/Meadow Gold Dairies, Inc.
                                  1104 E. Country Hills Drive
                                  Suite 400
                                  Ogden, Utah  84403





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                                  and

                                  Ronald P. Moran, Esq.
                                  General Counsel
                                  Borden/Meadow Gold Dairies, Inc.
                                  1104 E. Country Hills Drive
                                  Suite 400
                                  Ogden, Utah 84403

If to Sublicensor:                Nancy Brown, Esq.
                                  General Counsel
                                  Borden Foods Corporation
                                  180 East Broad Street
                                  Columbus, Ohio  43215

With a copy thereof to:           William F. Stoll, General Counsel
                                  Borden, Inc.
                                  180 East Broad Street
                                  Columbus, Ohio  43215

Any notice delivered personally shall be deemed to have been given on the date it is so delivered, and any notice delivered by registered or certified mail shall be deemed to have been given on the date it is received. Either party by notice in writing delivered or mailed to the other may change the name or address or both to which future notices to such party shall be delivered.

                                  ARTICLE XII

                                 MISCELLANEOUS

                 Section 12.1. This Agreement and each of the appendices and exhibits thereto constitute the entire understanding of the parties with respect to the subject matter hereof, and supersede and merge all prior agreements and discussions between the parties relating hereto. No changes in the terms of this Agreement shall be valid, except when and if reduced to writing and signed by both Sublicensee and Sublicensor.





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
                 Section 12.2. All rights and remedies which Sublicensor or Sublicensee may have hereunder or by operation of law are cumulative, and the pursuit of one right or remedy shall not be deemed an election to waive or renounce any other right or remedy. Sublicensor or Sublicensee's failure to enforce any provision hereof on any occasion shall not be deemed to waive any other breach of any provision hereof. Any waiver of any provision of this Agreement must be in writing and executed by the waiving party. No waiver of any breach or default under this Agreement shall waive any other breach or default.

                 Section 12.3. The parties agree that each provision of this Agreement shall be construed as separable and divisible from every other provision. Enforceability of any one provision shall not limit the enforceability, in whole or in part, of any other provision hereof. If any term or provision of this Agreement (or the application thereof to any party or set of circumstances) shall be held invalid or unenforceable in any jurisdiction and to any extent, it shall be ineffective only to the extent of such invalidity or unenforceability and shall not invalidate or render unenforceable any other terms or provisions of this Agreement (or such applicability thereof).

                 Section 12.4. Sublicensee and Sublicensor agree to execute such further documentation and perform such further actions as may be reasonably requested by the other party hereto to evidence and effectuate further the purposes and intents set forth in this Agreement.





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
                 Section 12.5. All representations, warranties and indemnities contained in this Agreement shall survive any independent investigation made by the benefiting party and the suspension, expiration or termination of this Agreement.

                 Section 12.6. This Agreement, irrespective of place of execution or performance, shall be construed and enforced in accordance with the laws of the State of Delaware applicable to contracts executed and wholly performed therein. Any and all actions or proceedings concerning this Agreement shall, if brought by any party hereto, be instituted and resolved in the courts of the State of Delaware or any federal court sitting in the State of Delaware. Each party hereby consents to jurisdiction and service of process in such locale.

                 Section 12.7. Article and section headings and captions are for convenience only and shall not be used in the construction or interpretation of this Agreement or any terms herein.

                 Section 12.8. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together constitute one and the same instrument.





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
                 IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                                        SOUTHERN FOODS GROUP, L.P.
                                        By SFG Management Limited Liability
                                        Company, its General Partner

                                        By: /s/ PETE SCHENKEL
                                           ------------------------------------
                                           Title: President & CEO

                                        BORDEN FOODS CORPORATION

                                        By: /s/
                                           ------------------------------------
                                           Title:

                        Appendix A - Licensed Trademarks

UNITED STATES TRADEMARK                                  U.S. REG. NO.
-----------------------                                  -------------
EAGLE                                                      1,499,835